Exhibit 99.1
Graymark Healthcare Reports Second Quarter 2011 Financial
Results
Recurring Revenue Stream from Sleep Therapy Business Expands 101%
OKLAHOMA CITY, August 10, 2011 —Graymark Healthcare, Inc. (NASDAQ: GRMH), the nation’s second largest provider of diagnostic sleep services and an innovator in comprehensive care for obstructive sleep apnea (OSA), reported financial results for the second quarter ended June 30, 2011.
Second Quarter 2011 Overview

Net Revenues ($ in thousands)	Q2 11	Q2 10	Δ%	Q1 11	Δ%
Services (Sleep Diagnostics)	$3,143	$4,109	-23%	$2,958	6%
Product Sales (Sleep Therapy)	1,266	1,417	-11%	1,246	2%

Total	$4,409	$5,525	-20%	$4,204	5%

Volume	Q2 11	Q2 10	Δ%	Q1 11	Δ%
Sleeps	4,005	4,358	-8%	3,515	14%
Set-ups	683	744	-8%	684	0%
Conversion percentage	17.1%	17.1%	0%	19.5%	-12%
Re-supply	2,749	1,366	101%	2,389	15%
Second Quarter 2011 Financial Results
Net revenues in the second quarter of 2011 were $4.4 million, decreasing 20% from $5.5 million in the same year-ago quarter (as adjusted for the discontinued operations of the company’s retail pharmacy business and the sale of the Nocturna East Sleep Centers). The decreased revenue was primarily attributable to lower average revenue per sleep study performed due to the company’s previously announced transition from being an out-of-network provider to entering in-network agreements with third-party payers. This decrease is also the result of the company’s acquisitions of new hospital-based management agreements which are reimbursed at significantly lower revenues per sleep study, but yield higher margins due to the lack of any significant occupancy costs.
This transition has allowed Graymark to lower administrative expenses and accelerate the receipt of reimbursement payments, resulting in improved cash flow. Also, this has significantly reduced bad debt expense and the costs of collection due to decreased patient payment responsibility and exposure to third-party reimbursement risk.
During the first quarter of 2011, the company focused on driving referral volume by making several key changes to their sales team and implementing new sales initiatives. The changes produced significantly higher sleep study volumes in March 2011 that continued through the second quarter. As a result, net revenues in the second quarter of 2011 increased 5% from $4.2 million in the previous quarter (as adjusted for sale of the Nocturna East Sleep Centers) despite the reduction in the reimbursement per sleep study as discussed above.
Net revenues from Graymark’s sleep therapy business were $1.3 million, a decline of 11% from $1.4 million in the same year-ago quarter. The decrease was due to a reduction in initial CPAP device set-ups along with a decline in reimbursement levels, partially offset by an increase in recurring revenue from the company’s re-supply business. Re-supply volume increased 101% to 2,749 packages shipped, compared to 1,366 shipped in the same year-ago quarter, and increased 15% from 2,389 packages shipped in the previous quarter.

Selling, general and administrative expenses were $3.1 million, decreasing 13% from $3.6 million in the same year-ago quarter. This decrease was primarily due to staff reductions related to the centralization of billing, renegotiations of facility leases and consolidation of unprofitable facilities.
Loss from continuing operations, net of taxes, was $1.1 million in the second quarter of 2011, compared to a loss from continuing operations of $0.9 million in the same year-ago quarter. Net loss attributable to Graymark was $0.6 million or $(0.07) per share in the second quarter of 2011, compared to a net loss of $0.1 million or $(0.02) per share in the same year-ago quarter.
EBITDA from continuing operations in the second quarter of 2011 was $(0.5) million, compared to $(0.3) million in the same year-ago quarter, and $(1.1) million in the previous quarter (see “Reconciliation of Non-GAAP Financial Measures” below for the definition and an important discussion of this non-GAAP financial measure).
At the end of the second quarter of 2011, cash and cash equivalents totaled $6.6 million, compared to $0.6 million at December 31, 2010. It should also be noted that the $6.6 million in cash and equivalents is net of $1.2 million of prepaid principle and interest paid through December 31, 2011 related to the company’s primary credit facility, and is reflected on the balance sheet in “Other current assets.” Furthermore, these cash numbers don’t reflect the $2.0 million currently in an escrow account related to the sale of the company’s retail pharmacy business, which the company anticipates receiving in two equal installments of $1.0 million in December 2011 and June 2012, subject to offset for any potential indemnity claims.
Second Quarter 2011 Operational Highlights
•	Signed three new hospital contracts, bringing the total to 77 hospital or rural outreach locations and 22 standalone diagnostic and therapy facilities.
•	Divested non-core Nocturna East Sleep Centers for $2.5 million in cash proceeds, encompassing seven locations in western New York and one in Florida.
•	Appointed 30-year health services industry veteran, Jamie Hopping, as chairman of the board of directors.
•	Promoted Dr. Steven Glen Hull, a health services veteran with more than 15 years of sleep medicine experience, to chief medical officer.
Sleep Studies by Facility Type

	Q2 11		Q2 10		Q1 11
	Number	%	Number	%	Number	%
Free standing centers	2,036	51%	3,092	71%	1,965	56%

Managed hospital based	873	22%	292	7%	597	17%
Hospital based outreach	1,096	27%	974	22%	953	27%

Total hospital based	1,969	49%	1,266	29%	1,550	44%

Total sleep studies performed	4,005	100%	4,358	100%	3,515	100%

Management Commentary
“In the second quarter of 2011, we realized higher sleep study volumes as a result of the strategy implemented at the beginning of 2011, in which we set forth to drive referral volume through key management changes and new sales initiatives,” said Stanton Nelson, Graymark’s chairman and CEO. “In fact, compared to the previous quarter, sleep studies and our recurring revenue re-supply business increased 14% and 15%, respectively. We have also continued the execution of cost-cutting measures aimed at driving efficiency throughout our organization and as a result, we have realized $1.4 million of SG&A savings since the beginning of the year.”
“During the quarter, we significantly improved our liquidity through two capital raises totaling $10.4 million in gross proceeds, which has given us working capital to grow organically as well as help fund potential acquisitions in the highly fragmented sleep management industry,” continued Nelson. “We also substantially strengthened our corporate leadership with the appointment of Jamie Hopping as our new chairman of the board. She brings 30 years of business and operational experience in health services, along with a tremendous breadth of contacts in the industry. These attributes will prove invaluable as we continue to build market acceptance for our comprehensive model of diagnosing and treating OSA in the hospital setting.”
“Looking towards the remainder of 2011, we feel this quarter marks a key inflection point for Graymark,” said Nelson. “We have cut expenses drastically, instilled a strategy that has increased revenues sequentially, strengthened our working capital considerably, and are confident our comprehensive care model will allow Graymark to gain market share. With 10 hospital partnership contracts signed so far in 2011, the proactive steps we’ve taken keep us well on track to achieve our goal of 20 to 24 by the end of the year.”
Conference Call
The company will host a conference call to discuss its second quarter 2011 financial results today at 4:30 p.m. ET.
Toll-free dial-in number: 1-888-846-5003
Direct/International: 1-480-629-9856
Conference ID#: 4463822
The conference call will be broadcast here and available for replay via the Investor Relations section of the company’s website at www.graymarkhealthcare.com
Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.
A replay of the call will be available on the same day at 7:30 p.m. Eastern time and until September 10, 2011.
Toll-free replay number: 1-877-870-5176
Direct/International replay number: 1-858-384-5517
Replay pin #: 4463822
About Graymark Healthcare
Headquartered in Oklahoma City, Okla., Graymark Healthcare, Inc. (NASDAQ:GRMH) is the nation’s second largest provider of sleep management solutions. In addition to diagnosing and treating over 80 sleep disorders, the company specializes in comprehensive care for Obstructive Sleep Apnea (OSA). Graymark offers its services through 99 sleep laboratories throughout the United States, including standalone or IDTF facilities, rural outreach sites and hospital or provider agreements. For more information, visit www.graymarkhealthcare.com.

Reconciliation of Non-GAAP Financial Measures
Graymark is providing EBITDA from continuing operations information, which is defined as net income from continuing operations plus interest, income taxes, depreciation and amortization expenses a compliment to GAAP results. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing the company’s financial performance. EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities, or other financial statement data presented in the company’s consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release in the accompanying tables. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.
Graymark Healthcare, Inc.
Reconciliation of Net Income to EBITDA From Continuing Operations
For The Three Month Periods Ended June 30, 2011 and 2010 and March 31, 2011
(Unaudited)

	06/30/11	06/30/10	03/31/11

Net loss	$(600,248)	$(133,236)	$(1,920,970)
(Income) Loss Discontinued Operations	(542,342)	(801,478)	214,678

Loss From Continuing Operations, net of taxes	(1,142,590)	(934,714)	(1,706,292)

EBITDA addbacks:

Interest	325,367	286,455	347,482
Taxes	3,498	(16,502)	9,603
Depreciation and amortization	277,534	333,762	294,628

Total EBITDA addbacks	606,399	603,715	651,713

EBITDA From Continuing Operations	$(536,191)	$(330,999)	$(1,054,579)

Important Cautions Regarding Forward Looking Statements
This press release may contain forward-looking statements that are based on the company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
Graymark Healthcare, Inc.
Stanton Nelson
Chairman and CEO
Tel 405-601-5300
Investor Relations:
Liolios Group, Inc.
Scott Liolios or Cody Slach
Tel 949-574-3860
info@liolios.com

GRAYMARK HEALTHCARE, INC.
Consolidated Balance Sheets
(unaudited)
As of June 30, 2011 and December 31, 2010

	June 30,	December 31,
	2011	2010
ASSETS

Cash and cash equivalents	$6,592,884	$639,655
Accounts receivable, net of allowances for contractual adjustments and doubtful accounts of $2,834,076 and $2,791,906, respectively	2,837,793	2,597,848
Inventories	536,429	553,342
Current assets from discontinued operations	2,191,487	3,349,567
Other current assets	1,571,436	438,315

Total current assets	13,730,029	7,578,727

Property and equipment, net	3,151,790	3,642,847
Intangible assets, net	1,239,889	1,313,756
Goodwill	12,844,223	12,844,223
Other assets from discontinued operations	73,440	2,579,410
Other assets	289,542	733,589

Total assets	$31,328,913	$28,692,552

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$589,188	$909,983
Accrued liabilities	2,223,840	2,263,907
Current portion of long-term debt	19,687,662	22,768,781
Current liabilities from discontinued operations	956,025	2,140,602

Total current liabilities	23,456,715	28,083,273

Long-term debt, net of current portion	306,085	436,850

Total liabilities	23,762,800	28,520,123

Equity:
Graymark Healthcare shareholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 authorized; no shares issued and outstanding	—	—
Common stock $0.0001 par value, 500,000,000 shares authorized; 14,531,613 and 7,238,403 issued and outstanding, respectively	1,453	724
Paid-in capital	39,424,437	29,521,558
Accumulated deficit	(31,637,113)	(29,218,977)

Total Graymark Healthcare shareholders’ equity (deficit)	7,788,777	303,305

Noncontrolling interest	(222,664)	(130,876)

Total equity (deficit)	7,566,113	172,429

Total liabilities and shareholders’ equity	$31,328,913	$28,692,552

GRAYMARK HEALTHCARE, INC.
Consolidated Statements of Operations
For the Three Months Ended June 30, 2011 and 2010
(unaudited)

	2011	2010
Net Revenues:
Services	$3,143,390	$4,108,597
Product sales	1,265,763	1,416,668

	4,409,153	5,525,265

Cost of Services and Sales:
Cost of services	1,292,960	1,404,281
Cost of sales	388,660	294,831

	1,681,620	1,699,112

Gross Margin	2,727,533	3,826,153

Operating Expenses:
Selling, general and administrative	3,133,739	3,615,158
Bad debt expense	122,980	541,994
Depreciation and amortization	277,534	333,762

	3,534,253	4,490,914

Other (Expense):
Interest expense, net	(325,367)	(286,455)
Other expense	(7,005)	—

Net other (expense)	(332,372)	(286,455)

Income (loss) from continuing operations, before taxes	(1,139,092)	(951,216)

(Provision) benefit for income taxes	(3,498)	16,502

Income (loss) from continuing operations, net of taxes	(1,142,590)	(934,714)

Income (loss) from discontinued operations, net of taxes	542,342	801,478

Net income (loss)	(600,248)	(133,236)

Less: Net income (loss) attributable to noncontrolling interests	(18,378)	6,072

Net income (loss) attributable to Graymark Healthcare	$(581,870)	$(139,308)

Earnings per common share (basic and diluted):
Net income (loss) from continuing operations	$(0.13)	$(0.13)
Income from discontinued operations	0.06	0.11

Net income (loss) per share	$(0.07)	$(0.02)

Weighted average number of common shares outstanding	8,787,853	7,246,080

Weighted average number of diluted shares outstanding	8,787,853	7,246,080